EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Sunterra Corporation  (No. 333-111758) on Form S-3 of our report dated May 15, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the fact that such consolidated financial statements do not purport to provide for the consequences of Sunterra Corporation’s filing for reorganization under Chapter 11 of the United States Bankruptcy code, an uncertainty concerning certain matters that raise substantial doubt about Sunterra Corporation’s ability to continue as a going concern, and the change in Sunterra Corporation’s method of accounting for developer paid owners’ association fees and property taxes during the developer guarantee and subsidy periods of real estate project developments), appearing in the Annual Report on Form 10-K of Sunterra Corporation for the year ended December 31, 2002 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida

January 22, 2004